UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) November 15, 2012

Max Sound Corporation
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

000-51886	2902 A Colorado Avenue Santa Monica, CA 90404	26-3534190
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(888) 777-1987
 (Registrant's telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On November 15, 2012, Max Sound Corporation, a Delaware Corporation (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with Liquid Spins, Inc., a Colorado corporation (“LSI”), providing for the sale of assets (as defined in the Agreement) (the “Assets”) of LSI to the Company (the “Asset Purchase”).  Subject to the terms and conditions of the Agreement, which has been approved by the boards of directors of the respective parties, upon the closing of the transaction the LSI shareholders will undertake the complete liquidation and dissolution of LSI.

Pursuant to the Agreement, the Assets of LSI will be exchanged for shares of common stock of the Company (the “Shares”) equal to $10,000,000.  The price of the Shares will be determined by taking the average of the daily closing prices for the Company’s common stock as reported on the OTC Bulletin Board on the ten (10) trading days immediately preceding the closing.

The Company will also enter into employment agreements with Paul Myers and Christy DiNapoli of LSI, and add up to four additional personnel from LSI to the Company on the closing date.

On the closing date, each of the officers and directors of LSI will enter into lock-up agreements pursuant to which they will agree for a period of one year from the closing date not to transfer any Company shares received in connection with the Asset Purchase.

The closing is subject to certain customary closing conditions, including the  approval of the majority shareholders of LSI being obtained, which the Company fully anticipates will be satisfied for closing.

The Agreement also contains certain termination rights and provides that, (i) the Agreement may be terminated by mutual consent of both parties, and  (ii) by either party if the closing date has not occurred by December 7, 2012.

A copy of the Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

The Agreement has been included solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company, LSI or their respective subsidiaries, if any, or affiliates. The representations, warranties and covenants contained in the Agreement are made only for purposes of the agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, LSI or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed or furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibits.

2.1	Asset Purchase By Max Sound and Liquid Spins Plan of Reorganization, dated November 15, 2012, by and between Max Sound Corporation and Liquid Spins, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MAX SOUND CORPORATION

Date: November 20, 2012	By:	/s/John Blaisure
John Blaisure President and Chief Executive Officer

MAX SOUND CORPORATION

Date: November 20, 2012	By:	/s/Greg Halpern
Greg Halpern Chief Financial Officer